UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2020

POTNETWORK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-55969	46-5470832
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

3531 Griffin Road Ft.

Lauderdale, Florida 33312

(Address of Principal Executive Offices)

(800) 433-0127

(Registrant's Telephone Number including Area Code)

__________________________________________

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2020, Kevin Hagen resigned as Chief Executive Officer, President and a director of PotNetwork Holdings, Inc. (the “Company”). Mr. Hagen will retain his position as President of First Capital Venture Co., a subsidiary of the Company. Mr. Hagen’s resignation was not the result any disagreement with the Board of Directors of the Registrant with respect to its operations, policies or practices. He continues to be a significant shareholder of the Registrant.

On October 22, 2020, Lee Lefkowitz was appointed as Chief Executive Officer, President and a director of the Company. At this time, the Company has not entered into an employment agreement with Mr. Lefkowitz.

Lee Lefkowitz, age 50, CEO, President, Director. For much of his career Mr. Lefkowitz has been a serial entrepreneur owning and operating his own businesses. Most recently he has invested in and co-founded All Natural Way Corp. and B2H LLC, companies operating in areas of CBD business that POTN does not. He also was an early investor in several other startup companies. Prior to 2015 he worked as an accountant, focusing on both domestic and international corporate accounts. Mr. Lefkowitz, in addition, has considerable experience managing multi-faceted accounting functions, and in the private sector has overseen and administered an over $10 million annual budget. He holds a BA in Psychology for the State University of New York as well as an AAS in Business Administration.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

17.1	Resignation of Kevin Hagen

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PotNetwork Holdings, Inc. (the “Registrant”)
a Colorado corporation

Date: October 27, 2020	By:	/s/ Lee Lefkowitz
	Name:	Lee Lefkowitz
	Title:	Chief Executive Officer

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